Exhibit 99.1

PureDepth™ Secures Base Patent in Korea

Expands to already extensive base coverage in United States, Europe, and Japan;
44 Total Patents Awarded Worldwide

REDWOOD SHORES, California - October 10th, 2006 - PureDepth™, Inc. (OTC: PDEP), a global leader in next-generation display technologies and the pioneer of Multi-Layer Display (MLD™) technology, today announced that it has been granted a patent for its base technology in Korea. The Korean Patent Office awarded the patent, which encompasses the core technology upon which PureDepth’s technology was developed. In addition, PureDepth was also awarded another United States Patent for the electronics controlling the power to the backlight of an LCD, U.S. Patent No. 7095180. PureDepth’s technology is now backed by a total of 44 patents to date.

“As our innovative technology is being embedded throughout the world, it is key that we continue to strengthen our patents in all major markets,” said Fred Angelopoulos, CEO of PureDepth. “Korea has become a leading provider of consumer electronics and computer technology; therefore, we are excited to have the recognition of our unique technology in this market.”

PureDepth MLD technology is an LCD layered, multi-dimensional (using real depth between two or more LCD panels) viewing innovation that enables users to simultaneously view two separate fields of data on one monitor. By overlaying two or more separate image planes within a single monitor, PureDepth technology provides true depth of vision that significantly enhances the visual experience with faster response to time-critical data and better assimilation and comprehension of data of any kind.

About PureDepth
PureDepth is an innovative technology company transforming the visual display experience by delivering award-winning MLD technology. Backed by 44 approved patents, this breakthrough in visualization is the first display technology that provides actual depth. The Company has, among others, a manufacturing license agreement with DRS Technologies (NYSE: DRS), and a sales, marketing and distribution license agreement with Sanyo Corporation (NASDAQ: SANYY) in Japan and business in medical, financial and consumer markets. Founded in 1999, the company is headquartered in Redwood Shores, California, with an engineering center located in New Zealand.

Forward-Looking Statements
This press release contains certain statements that are "forward-looking statements" and includes, among other things, discussions and disclosures of the company's expectations for the use of its technology in mobile handheld devices, the ability of 3D applications to be enabled for use with PureDepth's technology, and the likelihood of any resulting products to become widely accepted by the marketplace. Words such as, but not limited to, "may," "likely," "anticipate," "expect" and "believes" indicate forward-looking statements. Although PureDepth believes that the expectations reflected in these forward-looking statements are generally reasonable, it can give no assurance that such expectations will ultimately prove to be correct or materialize. All phases of PureDepth's business and operations are subject to a number of uncertainties, risks and other influences, most of which are outside its control, and any one or combination of which could materially and adversely affect the results of the Company's operations, and whether any forward-looking statements contained herein ultimately prove to be accurate.

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PureDepth and MLD are trademarks of PureDepth, Inc. All other trademarks and registered trademarks are the property of their respective owners, without intent to infringe.